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                                                                   EXHIBIT 99.1


      CHECKFREE OFFERS STOCK OPTION EXCHANGE PROGRAM TO ELIGIBLE EMPLOYEES


         ATLANTA (June 17, 2003) - CheckFree Corporation (NASDAQ: CKFR) today announced a voluntary program that gives eligible employees the opportunity to exchange stock options for fewer restricted shares of CheckFree common stock that vest over three years, or in some cases, cash. The program is intended to reduce the number of outstanding stock options, while increasing long-term employee retention. The Company's directors, including the chief executive officer, are not eligible to participate in the program.

"The goal of this program is to balance an appropriate incentive to retain valued employees with our responsibility for prudence on behalf of our shareholders," said Pete Kight, chairman and chief executive officer. "The resulting reduction in outstanding stock options will allow us to continue to provide employee incentive programs without increasing overall dilution to shareholders."

About 900 CheckFree employees are eligible to participate in the program, which was approved by the CheckFree Board of Directors. Terms of the program are as follows:

     o Employees can exchange stock options with exercise prices equal to or greater than $44.00 per share.

     o The options will be exchanged for restricted stock or, in some cases, cash at a value equal to the number of options exchanged multiplied by $6.25.

     o The approximate effective exchange ratio is one restricted share for every four stock options.

     o The actual number of restricted shares of stock each employee receives will be calculated based on the closing price of CheckFree common stock on the Nasdaq National Market on July 17, 2003.

"Offering restricted shares of CheckFree stock allows us to provide a greater degree of clarity in reporting the economic cost of this program," said David Mangum, chief financial officer. "In exchange for the forfeiture of approximately 1.5 million outstanding options, we expect to issue cash consideration of approximately $0.6 million and about 300,000 total shares of restricted stock over the program's three-year vesting period. We expect to record approximately $3.5 million of incremental compensation expense in fiscal 2004, of which $1.4 million will occur in the quarter ending September 30, 2003."

Additional details of the program are available in the Company's tender offer, filed with the SEC earlier today.

ABOUT CHECKFREE (www.checkfreecorp.com)
CheckFree (NASDAQ: CKFR) is the leading provider of financial electronic commerce services and products. Founded in 1981 and celebrating its 22nd year in e-commerce, CheckFree is comprised of three divisions: Electronic Commerce, Software, and Investment Services. CheckFree launched the first fully integrated electronic billing and


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payment solution in 1997. In the quarter ended March 31, 2003, about 9 million consumers initiated online payments through services offered by CheckFree's ELECTRONIC COMMERCE division. The company has multi-year contracts with 277 of the nation's top billers to provide online billing and payment through 842 financial services organizations, including banks, brokerage firms, Internet portals and content sites and personal financial management (PFM) software. CheckFree INVESTMENT SERVICES provides a broad range of investment management services to thousands of financial institutions nationwide. The division's clients manage more than 1.2 million portfolios totaling more than $500 billion in assets.

CheckFree's SOFTWARE division provides solutions through three operating units:
CheckFree ACH Solutions, CheckFree Financial and Compliance Solutions (CFACS), and CheckFree i-Solutions. CheckFree ACH Solutions provides software and services that are used to process more than two-thirds of the nation's eight billion Automated Clearing House payments, while CFACS provides reconciliation and compliance software and services to more than 400 organizations in the banking, brokerage, utility, retail, insurance and credit card industries, among others. CheckFree i-Solutions is the leading provider of e-billing and e-statement software and services for both business-to-consumer and business-to-business applications, with more billers as clients than all of its competitors have combined.

Certain of the Company's statements in this press release are not purely historical, and as such are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements regarding management's intentions, plans, beliefs, expectations or projections of the future. Forward-looking statements involve risks and uncertainties, including without limitation, the various risks inherent in the Company's business, and other risks and uncertainties detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission, including the Company's Form 10-K for the year ended June 30, 2002 (filed September 26, 2002), Form 10-Q for the quarter ended September 30, 2002 (filed November 14, 2002), Form 10-Q for the quarter ended December 31, 2002 (filed February 12, 2003), and Form 10-Q for the quarter ended March 31, 2003 (filed May 15, 2003).

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